                                                                     EXHIBIT 4.4

                              [FORM OF DEBENTURE]

                          UNITED ROAD SERVICES, INC.

                         8% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2008

           THIS DEBENTURE IS SUBJECT TO, AND IS TRANSFERRABLE ONLY
             UPON COMPLIANCE WITH, THE PROVISIONS OF THE INVESTORS
            AGREEMENT DATED AS OF_____________, 2000, BETWEEN THE
                  COMPANY AND CHARTER URS LLC. A COPY OF THE
                   ABOVE-REFERENCED AGREEMENT IS ON FILE AT
                      THE PRINCIPAL OFFICE OF THE COMPANY

              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE
             NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
              AS AMENDED, AND MAY NOT BE SOLD EXCEPT PURSUANT TO
             AN EFFECTIVE REGISTRATION STATEMENT, OR AN EXEMPTION
                       FROM REGISTRATION UNDER SAID ACT.

No. [________]                                              [Date]
$ [________]

     FOR VALUE RECEIVED, the undersigned, UNITED ROAD SERVICES, INC. (the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [_________], or its registered assigns (the "Holder"), the principal sum of [________] DOLLARS on [insert eighth anniversary of Issue Date], with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 8% per annum from the date hereof, payable in equal quarterly payments on March 31, June 30, September 30 and December 31 (each such dates being an "Interest Payment Date") of each year (or such prorated amount as may be applicable with respect to the first such payment) until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment of principal or interest, payable quarterly as aforesaid, at a rate equal to 10% per annum.

     From the date hereof through and including ______________, 2005 [the day after the first Interest Payment Date following the fifth anniversary of the Issue Date], such interest shall be paid on each Interest Payment Date by the issuance to the Holder of additional Debentures in the principal amount of the interest payable on such Interest Payment Date. After _________, 2005, such interest shall be paid either (i) by the issuance of additional Debentures in the principal amount of the interest payable on such Interest Payment Date or
(ii) in cash; the method of payment to be determined by the Company in its sole discretion.

     Subject to Section 16.2 of the Purchase Agreement referred to below, payments of principal of and interest (other than interest payable-in-kind as provided in this Debenture) on this Debenture are to be made in lawful money of the United States of America at the principal office of the Company in Albany, New York or at such other place as the Company shall have designated by written notice to the holder of this Debenture as provided in the Purchase Agreement.

     This Debenture is one of a series of Convertible Subordinated Debentures due 2008 (the "Debentures") issued pursuant to an Amended and Restated Purchase Agreement, dated as of ____________, 2000 (as from time to time amended, the "Purchase Agreement"), between the Company and the purchaser named therein and is entitled to the benefits of the Purchase Agreement. Each Holder of this Debenture will be deemed, by its acceptance hereof, to have made the representation set forth in Section 7.2 of the Purchase Agreement. Capitalized terms used herein without definition have the meanings assigned to them in the Purchase Agreement.

     Subject to and upon compliance with the provisions of the Purchase Agreement, (i) the Holder of this Debenture is entitled, at his option, at any time on or before the close of business on [insert eighth anniversary of the Issue Date], or in case this Debenture is called for redemption, then in respect of this Debenture until and including, but (unless the Company defaults in making the payment due upon redemption) not after, the close of business on the Business Day prior to the Redemption Date, to convert this Debenture (or any portion of the principal amount hereof) into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock of the Company at the Conversion Price equal to $________ per share of Common Stock (or at the then current adjusted Conversion Price if an adjustment has been made as provided in the Purchase Agreement) by surrender of this Debenture, duly endorsed or assigned to the Company or in blank, to the Company at its principal office in Albany, New York, accompanied by written notice to the Company that the Holder hereof elects to convert this Debenture, or if less than the entire principal amount hereof is to be converted, the portion hereof to be converted. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest the Company shall pay a cash adjustment as provided in the Purchase Agreement. The Conversion Price is subject to adjustment as provided in the Purchase Agreement.

     This Debenture is subordinated to the prior payment of the Senior Obligations to the extent and in the manner set forth in the Purchase Agreement and by its acceptance hereof, the Holder of this Debenture agrees to such subordination. The Company shall not create, incur, issue, assume or otherwise become liable for any Pari Passu Indebtedness or issue any Disqualified Capital Stock; provided, however, that nothing herein shall restrict the Company's ability to create, incur, issue, assume or otherwise become liable for any Senior Debt or any other Indebtedness which by its terms is subordinated to the Debt in the same manner and the same extent as the Debt is subordinate to the Senior Debt under Section 11.7 of the Purchase Agreement.

     This Debenture is a registered Debenture and, as provided in and subject to the provisions of the Purchase Agreement, upon surrender of this Debenture for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Debenture or Debentures for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Debenture is registered as the owner hereof for the propose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     This Debenture is subject to redemption upon the terms set forth in the Purchase Agreement.

     If an Event of Default occurs and is continuing, the principal of this Debenture may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Purchase Agreement.

     THIS DEBENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


                                                  UNITED ROAD SERVICES, INC.


                                                  By: ______________________
                                                      Name:
                                                      Title: